SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 16, 2004

(Date of earliest event reported)

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 8.01	Other Events

On September 16, 2004, ONEOK, Inc. (the Company) announced that it entered into an agreement to purchase Northern Plains Natural Gas Company, which owns 82.5 percent of the general partnership interest and 500,000 limited partnership units together, representing a 2.73 percent ownership interest in Northern Borders Partners, L.P. from CCE Holdings, LLC for $175 million. This transaction is subject to CCE Holdings, LLC closing its acquisition of CrossCountry Energy, LLC from Enron Corp. and certain of its affiliates, which is expected to occur by mid-December 2004.

Item 9.01	Financial Statements and Exhibits
Exhibits
99.1 Press release issued by ONEOK, Inc. dated September 16, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	September 17, 2004	By:	/s/ Jim Kneale
Jim Kneale
Senior Vice President, Treasurer
and Chief Financial Officer
(Principal Financial Officer)

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Exhibit 99.1
[ONEOK Logo]	News

September 16, 2004	Analyst Contact: Weldon Watson
918-588-7158

ONEOK signs agreement to acquire general partner interests in

Northern Border Partners, L.P.

Tulsa, Okla. -- ONEOK, Inc. (NYSE:OKE) today announced it has entered into an agreement to purchase Northern Plains Natural Gas Company, which owns 82.5 percent of the general partnership interest and 500,000 limited partnership units together, representing a 2.73 percent ownership interest in Northern Border Partners, L.P. (NYSE:NBP) from CCE Holdings, LLC ("CCE Holdings") for $175 million. CCE Holding is a joint venture between Southern Union Company (NYSE:SUG) and GE Commercial Finance's Energy Financial Services.

The acquisition provides the opportunity for ONEOK to become a general partner of Northern Border Partners, L.P. ("Northern Border") one of the largest publicly-traded master limited partnerships.

ONEOK chairman, president and chief executive officer David Kyle, said, "This transaction provides strategically located assets that complement our existing asset base. It also provides an infrastructure that will serve as a new growth vehicle for ONEOK. We have been exploring the master limited partnership structure as a competitive alternative to tap investment capital for growth. The acquisition will be slightly accretive to earnings and cash flow in 2005 and will be financed through available cash or short-term credit facilities."

The transaction is subject to CCE Holdings closing its acquisition of CrossCountry Energy, LLC from Enron Corp. and certain of its affiliates, which is expected to occur no later than mid-December 2004. CrossCountry Energy, LLC comprises Enron's North American pipeline system and owns 100 percent of Northern Plains Natural Gas Company.

Northern Border is a master limited partnership that was formed in 1993 to acquire, own and manage pipeline and other midstream energy assets, focusing on fee-based transportation services with minimal commodity risk. Northern Border holds a 70 percent general partner interest in Northern Border Pipeline Company, 100 percent interests in Midwestern Gas Transmission Company and Viking Gas Transmission Company, and a 33 percent interest in Guardian Pipeline, LLC.

Additionally, Northern Border owns and operates gathering and processing assets in the Powder River, Wind River and Williston basins. These assets include over 2,300 miles of regulated interstate pipelines with the capacity to move 4.3 billion cubic feet of natural gas per day throughout the Midwestern United States. During 2003, Northern Border Pipeline transported approximately 22 percent of all Canadian gas imported into the United States.

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ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission primarily in the mid-continent areas of the United States. The company's energy services operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company's Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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